Filed Pursuant to General Instruction II.L of Form F-10 File No. 333-116861

No securities regulatory authority has expressed an opinion about these securities and it is an offense to claim otherwise.

PROSPECTUS SUPPLEMENT
(To base shelf prospectus dated July 13, 2004)

NEW ISSUE	The date of this prospectus supplement is January 27, 2006
UP TO 10,572,368 UNITS COMPRISING 10,572,368 SHARES OF
COMMON STOCK AND WARRANTS TO PURCHASE
2,643,092 SHARES OF COMMON STOCK OF
BIOMIRA INC.
This prospectus supplement relates to an offering by us on a “best efforts” basis of up to a maximum of 10,572,368 units at a purchase price of U.S. $1.52 per unit. Each unit consists of one share of our common stock and 0.25 of a warrant. Each whole warrant entitles the holder to purchase one share of our common stock at an exercise price of U.S. $2.50.
Information has been incorporated by reference in this prospectus supplement from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Investor Relations Department of Biomira Inc., 2011 — 94 Street, Edmonton, Alberta, Canada, T6N 1H1 (telephone (780) 450-3761) and are also available electronically at www.sedar.com.
Biomira Inc.’s registered office is 2900 ManuLife Place, 10180 — 101 Street, Edmonton, Alberta T5J 3V5 and its head office is located at 2011 — 94 Street, Edmonton, Alberta T6N 1H1.
We are permitted, under a multi jurisdictional disclosure system adopted by the United States, to prepare this prospectus supplement in accordance with Canadian disclosure requirements. You should be aware that such requirements are different from those of the United States. We have prepared the financial statements included or incorporated herein by reference in accordance with Canadian generally accepted accounting principles, and they are subject to Canadian auditing standards. Thus, they may not be comparable to the financial statements of U.S. companies.

		Placement Agent’s	Proceeds to Biomira
	Price to Public	Commission (2)	(before expenses)
Per unit (1)	U.S. $ 1.52	U.S. $ 0.0608	U.S. $ 1.4592
Maximum Total	U.S. $16,070,000	U.S. $642,800	U.S. $15,427,200

Notes:
(1)	The one share of common stock and 0.25 of a warrant comprising each unit will separate immediately upon closing of this offering and may be transferred separately. Of the unit issue price of US $1.52, we will allocate US $1.48875 to the one share of common stock and US $0.03125 to the 0.25 of a warrant comprising that unit. Only whole shares of our common stock will be issuable pursuant to the warrants.

(2)	Our placement agent, Rodman & Renshaw, LLC (“Rodman”), will also receive a number of warrants (warrants to purchase up to 105,724 shares of common stock if this offering is fully subscribed), at an exercise price of U.S. $2.50 per share, equal to approximately 1% of the number of units actually sold to the public through Rodman. We also qualify the warrants and the shares of common stock issuable on exercise of the warrants paid to Rodman under this prospectus supplement. See “Plan of Distribution” on page 4 for more information regarding these arrangements.

	Maximum size or
Placement	number of securities		Exercise
Agent’s position	held	Exercise period/Acquisition date	price
Compensation warrants	Up to 105,724 warrants	Exercisable for a period beginning one year after the date of closing of the offering to 42 months after the date of closing of the offering/Acquired at closing	$2.50
Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are incorporated in Canada, most of our officers and directors and some of the experts named in this prospectus supplement or the accompanying prospectus are residents of Canada, and many of our assets are located in Canada.

Our common stock is traded on the Nasdaq National Market under the symbol “BIOM” and on the Toronto Stock Exchange under the symbol “BRA.” The closing price of the common stock on the Nasdaq National Market on January 27, 2006 was U.S. $1.49, and the closing price of the common stock on the Toronto Stock Exchange on January 27, 2006 was Cdn. $1.73. There is no market through which our warrants may be sold and purchasers may not be able to resell our warrants purchased under this prospectus supplement. This may affect the pricing of the warrants in the secondary market, the transparency and availability of trading prices, the liquidity of securities and the extent of issuer regulation.
INVESTING IN OUR COMMON STOCK AND WARRANTS INVOLVES A HIGH DEGREE OF RISK. SEE THE RISK FACTORS IN THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE THEREIN TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK AND WARRANTS

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
RODMAN & RENSHAW, LLC

ABOUT THIS PROSPECTUS SUPPLEMENT
WHERE YOU CAN FIND MORE INFORMATION
USE OF PROCEEDS
DILUTION
PLAN OF DISTRIBUTION
DESCRIPTION OF WARRANTS
INTERESTS OF EXPERTS
RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
AUDITORS' CONSENT
CERTIFICATE OF BIOMIRA INC.

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. Under our base shelf registration, this prospectus supplement, which describes the specific terms of the shares of our common stock and warrants that we are offering and also adds to and updates certain information contained in the accompanying prospectus and the documents incorporated by reference. The accompanying prospectus dated July 13, 2004, gives more general information, some of which may not apply to the shares of our common stock and warrants that we are offering. The accompanying prospectus is referred to as the “prospectus” or the “accompanying prospectus” in this prospectus supplement. Under the prospectus, we may sell any combination of the securities described in the prospectus up to a total dollar amount of U.S. $100,000,000, of which this offering is a part. On December 9, 2004 we closed an offering (U.S. $12,570,000) of 4,891,051 shares of our common stock and warrants to purchase 1,077,120 shares of our common stock under our prospectus and a shelf prospectus supplement dated December 9, 2004.
In the prospectus, we provide you with a general description of the shares of our common stock that we are offering. We additionally describe in this prospectus supplement the warrants that we are offering with the common stock and specific information about the terms of this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and warrants and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement.
You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the heading “Where You Can Find More Information” on page 3 of the accompanying prospectus before investing in our common stock and warrants.
You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus that is also part of this document. We have not authorized anyone to provide information different from that contained or incorporated in this prospectus supplement and the accompanying prospectus. We are offering to sell shares of common stock and warrants only in jurisdictions where offers and sales are permitted. The information contained or incorporated in this prospectus supplement and the accompanying prospectus is accurate only as of the date of such information, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock and warrants.
In this prospectus supplement, all capitalized terms and acronyms used and not otherwise defined herein have the meanings provided in the accompanying prospectus. All references to “dollars”, “Cdn. $” or “$” are to Canadian dollars and all references to “U.S. $” are to United States dollars. In this prospectus supplement, unless the context otherwise indicates, the “Company”, “we”, “us” and “our” each refer to Biomira Inc. and its subsidiaries. All financial information included and incorporated by reference in this prospectus supplement is determined using Canadian generally accepted accounting principles (“Canadian GAAP”).
WHERE YOU CAN FIND MORE INFORMATION
Information has been incorporated by reference in this prospectus supplement from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Investor Relations Department of Biomira Inc., 2011 — 94 Street, Edmonton, Alberta, Canada T6N 1H1 (telephone (780) 450-3761) and are also available electronically at www.sedar.com.
In addition to its continuous disclosure obligations under the securities laws of the provinces of Canada, Biomira is subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files with, or furnishes to, the SEC reports and other information. Under the multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. You may read any document we furnish to the SEC at the SEC’s public reference room at Room 1580, 100 F Street N.E., Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room of the SEC at 100 F Street N.E., Washington D.C. 20549 by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, documents filed with, or furnished to, the SEC on and after August 5, 2002, have been filed electronically and may be accessed on the SEC’s EDGAR site, which may be found on the internet at www.sec.gov/edgar/searchedgar/webusers.htm.
Under the short form prospectus system adopted by the securities commissions and other regulatory authorities in each of the provinces of Canada and under the multijurisdictional disclosure system adopted by the United States and Canada, we are permitted to incorporate by reference the information we file with securities commissions in Canada, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below, which were filed with the securities commission or other similar authority in each of the provinces of Canada and to the extent applicable, supersede documents of a similar nature that were previously incorporated by reference:
(a)	our Annual Information Form dated March 31, 2005 for the year ended December 31, 2004;

(b)	our audited consolidated balance sheets as at December 31, 2004 and 2003 and our consolidated statements of operations, deficit and cash flow for the years ended December 31, 2004 and 2003, together with the notes thereto and the auditor’s report therein (filed January 27, 2006);

(c)	the information contained under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” contained in our Annual Report to shareholders for the year ended December 31, 2004;

(d)	our prospectus supplement dated December 9, 2004, relating to our offering of up to 4,891,051 shares of our common stock and warrants to purchase up to 1,077,120 shares of our common stock;

(e)	our Material Change report dated January 7, 2005 announcing our seeking a new collaborator with respect to our Theratope® vaccine prior to further development of this product candidate;

(f)	our Material Change Report dated February 21, 2005 announcing that Christopher S. Henney, PhD, DSc. has been invited to join our Board of Directors effective at the March 8, 2005 meeting of the Board of Directors;

(g)	our Material Change Report dated September 23, 2005 announcing a change to the anticipated timetable for the start of our planned BLP25 Liposome Vaccine phase 3 study in the treatment of non-small cell lung cancer;

(h)	our Material Change Report dated November 17, 2005 announcing the interim results of our phase 2 non-small cell lung cancer single-arm, multi-centre, open label study of BLP25 Liposome Vaccine showing that the new formulation of the vaccine is not different from the previous formulation from a safety perspective;

(i)	our Material Change Report dated January 26, 2006 announcing the signing of a letter of intent to amend the licensing agreement between Biomira B.V. and Merck KGaA for BLP25 Liposome Vaccine;

(j)	our information circular dated February 28, 2005 for our annual general and special meeting of shareholders of May 18, 2005;

(k)	the information contained under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” contained in our Interim Report to shareholders for the 9 months ended September 30, 2005; and

(l)	our unaudited comparative consolidated financial statements for the 9 months ended September 30, 2005 together with the notes thereto.

Each of the documents above is not incorporated by reference to the extent that its contents are modified or superseded by a statement contained in this prospectus supplement, or by any other document incorporated by a reference herein. Any documents of the type referred to in the preceding paragraph, or similar material, including all Annual Information Forms, all information circulars, all financial statements, all material change reports (excluding confidential reports, if any), all updated earnings coverage ratio information, as well as all prospectus supplements disclosing additional or updated information, filed by us with securities commissions or similar authorities in the relevant provinces of Canada subsequent to the date of this prospectus supplement and prior to the termination of any offering under this prospectus supplement shall be deemed to be incorporated by reference into this prospectus supplement. We also incorporate by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part all future annual reports and any other information we file with or furnish to the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, if and to the extent expressly provided in such report, until we sell all of the common shares and warrants under this offering.
USE OF PROCEEDS
If we were to sell 10,572,368 units pursuant to this offering, the net proceeds to us from this offering, after deducting the estimated placement agent fees and our estimated offering expenses, will be approximately U.S. $15,352,200 based upon the public offering price of U.S. $1.52 per unit. Our placement agent, Rodman & Renshaw, LLC (“Rodman”), will be working solely on a “best efforts” basis and therefore, we may not sell the entire amount of shares of our common stock offered pursuant to this prospectus. We plan to use the net proceeds we raise for general corporate purposes, including in connection with continued research and product development, including pre-clinical studies, clinical trials and otherwise moving product candidates towards commercialization, and in connection with possible acquisitions or licensing of new product candidates or technology which could result in other product candidates. The amounts and timing of our actual expenditures for each purpose may vary significantly depending upon numerous factors, including the status of our product development and clinical trial efforts, regulatory approvals, competition, marketing and sales activities and the market acceptance of any products introduced by us.
Pending application of the proceeds of sale of the securities, Biomira intends to invest the net proceeds of the sale in short-term, investment-grade, interest-bearing instruments.
DILUTION
The net tangible book value of our common stock on September 30, 2005 was U.S. $21,568,911, or approximately U.S. $0.274 per share. Net tangible book value per share represents the amount of our total tangible assets, less our total tangible liabilities, divided by the total number of shares of our common stock outstanding. Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of shares of our common stock and the shares of our common stock issuable on exercise of the warrants in this offering and the net tangible book value per share of our common stock immediately afterwards. Without taking into account any other changes in net tangible book value after September 30, 2005, other than the sale of the 10,572,368 shares of common stock at a price of U.S. $1.52 per share and the 2,748,816 shares of our common stock issuable on exercise (at U.S. $2.50 per share) of the warrants qualified by us under this prospectus supplement and after deducting the estimated placement agent fees and estimated offering expenses payable by us, our net tangible book value would have been U.S. $43,793,151 or approximately U.S. $0.475 per share. This represents an accretion in net tangible book value of approximately U.S. $0.201 per share to existing stockholders and a dilution in net tangible book value of U.S. $1.045 per share to new investors. If only the sale of the 10,572,368 shares of common stock under this offering is taken into account, without taking into account the warrants, and after deducting the estimated placement agent fees and estimated offering expenses payable by us, our net tangible book value would have been U.S. $36,921,111, or approximately U.S. $0.413 per share. This represents an immediate accretion in net tangible book value of approximately U.S. $0.139 per share to existing stockholders and an immediate dilution in net tangible book value of U.S. $1.107 per share to new investors.

PLAN OF DISTRIBUTION
This prospectus supplement relates to an offering by us on a “best efforts” basis to certain individual and institutional investors outside of Canada of up to 10,572,368 units at a purchase price of U.S. $1.52 per unit. Each unit consists of one share of our common stock and 0.25 of a warrant. Each whole warrant entitles the holder to purchase one share of our common stock at an exercise price of U.S. $2.50. In connection with this offering, we will pay fees and issue up to 105,724 warrants to Rodman, at an exercise price of U.S. $2.50 per share, who will be working solely on a “best efforts” basis. We may not sell the entire amount of shares of our common stock and warrants offered pursuant to this prospectus supplement.
Rodman may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the United States Securities Act of 1933, as amended, (the “Securities Act”), and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As underwriters, Rodman would be required to comply with the requirements of the Securities Act and the United States Securities Exchange Act of 1934, as amended, (the “Exchange Act”), including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants by Rodman. Under these rules and regulations, Rodman:
•	may not engage in any stabilization activity in connection with our securities; and

•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until such time as it has completed its participation in the distribution.
On January 10, 2006, we entered into a letter agreement with Rodman pursuant to which Rodman agreed to act as a placement agent for purchasers of our securities pursuant to the offering described in this prospectus supplement. Pursuant to the letter agreement, we will issue to Rodman 105,724 warrants, pay to Rodman a U.S. $10,000 expense allowance and pay to Rodman, with respect to any financing of equity or debt (including without limitation this offering) or other capital raising activity of the Company within 18 months of the date of the letter agreement with any investors which Rodman introduces to Biomira in connection with this offering, a cash fee equal to 4% of all cash proceeds received by us from such investors. The warrants to be issued to Rodman as part of the placement agent’s fee will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the date of this prospectus supplement except to officers or partners (not directors) of Rodman pursuant to Rule 2710(c)(7)(A) of the NASD Conduct Rules. Under no circumstances, however, will the fee, commission or discount received by Rodman or any other NASD member or independent broker-dealer exceed 8% for the sale of any securities in this offering.
We have also agreed to indemnify Rodman against certain liabilities, including liabilities under the Securities Act, or to contribute to payments Rodman may be required to make in respect of such liabilities.
DESCRIPTION OF WARRANTS
This prospectus supplement relates to the issuance of warrants to purchase up to 2,748,816 shares of our common stock (including the 105,724 compensation warrants issuable to Rodman) and the issuance of the shares of common stock upon exercise of the warrants. The warrants will have an exercise price of U.S. $2.50 per share and are not exercisable until after the expiry of 6 months (one year for the warrants issuable to Rodman) from the date of closing of the offering described in this prospectus supplement. The warrants will expire if not exercised within 42 months of the date of closing of this offering. The shares of our common stock underlying the warrants, when issued upon exercise of the warrants, will be fully paid and nonassessable, and we will pay any transfer tax incurred as a result of the issuance of the underlying common stock except for any tax payable in respect of any transfer in a name other than the holders.
The warrants contain provisions that protect the holders against dilution by adjustment of the exercise price and the number of shares issuable. Such adjustments will occur in the event, among others, of a:
•	merger,

•	stock split or reverse stock split,
•	stock dividend,
•	sale or transfer of all or substantially all of the Company’s assets,
•	recapitalization, or
•	distribution of assets.
We are not required to issue fractional shares upon the exercise of the warrants. The holders of the warrants will not possess any rights as shareholders of Biomira until such holders exercise the warrants.
Each warrant may be exercised upon surrender of the warrant (subject to the book entry provisions of the warrant) on or before the expiration date of the warrant at our offices with the Form of Election to Purchase attached to the warrant completed and executed as indicated, accompanied by payment of the exercise price in immediately available funds, by certified or bank draft or by wire transfer to an account designated by us, for the number of shares with respect to which the warrant is being exercised. We will promptly deliver certificates representing the purchased shares to the registered holder of the warrant, registered in the name specified in the Form of Election to Purchase. The warrants do not contain provisions for cashless exercise (except in circumstances where we are unable to deliver unlegended certificates representing freely tradeable purchased shares to the registered holder of the warrant) and there is no minimum or maximum amount which may be exercised at any one time.
The warrants (or any portion thereof) may not be transferred or assigned without our prior written consent except in certain limited circumstances. Subject to the foregoing, we shall register the transfer or assignment of any portion of a warrant in the warrant register upon surrender of the warrant at our offices with the Form of Assignment attached to the warrant completed and executed as indicated. Upon any such transfer or assignment, a new warrant evidencing the portion transferred shall be issued to the transferee, and a new warrant evidencing the remaining portion not transferred shall be issued to the transferor. Each warrant is exchangeable, upon surrender of the warrant at our offices, for one or more new warrants, evidencing in the aggregate the right to purchase the number of shares of our common stock which may then be purchased pursuant to the warrant.
For the life of the warrants, the holders of the warrants have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership of the shares of the underlying common stock. The warrant holders may be expected to exercise the warrants at a time when we would, in all likelihood, be able to obtain any needed capital by an offering of our common stock on terms more favorable than those provided for by the warrants. Furthermore, the terms on which we obtain additional capital during the life of the warrants may be adversely affected by the existence of these warrants.
The warrants will not be listed on any exchange or quotation system. We will act as warrant agent under the warrants.
INTERESTS OF EXPERTS
Our auditors are Deloitte & Touche LLP, 2000 Manulife Place, 10180 — 101 Street, Edmonton, Alberta T5J 4E4. Our consolidated financial statements as at December 31, 2004 and for the year then ended have been filed under National Instrument 51-102 in reliance on the report of Deloitte & Touche LLP, independent registered chartered accountants, given their authority as experts in auditing and accounting. As of January 27, 2006, the designated professionals of Deloitte & Touche LLP did not own any Biomira common shares.
The validity of the shares of common stock and the warrants we are offering will be passed upon for us by Fraser Milner Casgrain LLP, Edmonton, Canada, and in reliance on their opinion, by Pepper Hamilton LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with this offering will be passed upon for Rodman by Feldman Weinstein LLP, New York, New York.
As of January 27, 2006 the designated professionals of Fraser Milner Casgrain LLP and Pepper Hamilton LLP as a group beneficially own, directly or indirectly, less than 1% of any class of our securities.

RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
We are permitted, under a multi jurisdictional disclosure system adopted by the United States, to prepare this prospectus supplement in accordance with Canadian disclosure requirements. You should be aware that such requirements are different from those of the United States. We have prepared the financial statements included or incorporated herein by reference in accordance with Canadian generally accepted accounting principles, and they are subject to Canadian auditing standards. Thus, they may not be comparable to the financial statements of U.S. companies.
Summary of significant differences between generally accepted accounting principles (GAAP) in
Canada and the United States
The unaudited comparative consolidated financial statements for the nine months ended September 30, 2005 incorporated herein by reference have been prepared in accordance with Canadian GAAP that differs in some respects from those used in the United States (U.S. GAAP). Significant differences between Canadian and United States GAAP are described in Note 20 of the Company’s audited consolidated financial statements for the years ended December 31, 2004 and 2003. The significant differences in accounting principles as they pertain to the unaudited comparative consolidated financial statements for the nine months ended September 30, 2005 and 2004 are as follows (all dollar amounts expressed in thousands of Canadian dollars, except share and per share amounts):
Business acquisition
Under U.S. GAAP, the acquisition of Biomira USA Inc. (formerly OncoTherapeutics, Inc.) was valued at the stock market price of the shares issued at the date of closing. Under Canadian GAAP, the acquisition is valued at the fair value of the net assets acquired at the time the agreement was negotiated. The effect of this difference is that under U.S. GAAP the value of the net shares issued was higher by $3,142, increasing the research and development acquired on acquisition by an equal amount. In addition, under U.S. GAAP, the in-process research and development acquired would be expensed on the date of acquisition, whereas under Canadian GAAP it must be deferred and amortized.
Comprehensive income
Under U.S. GAAP, SFAS No. 130 requires that companies report comprehensive income as a measure of overall performance. Comprehensive income includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The only component of comprehensive income that currently affects the Company’s performance is unrealized holding gains and losses on available-for-sale securities (as described in the long-term investment section). There is no concept similar to comprehensive income under current Canadian GAAP.
Intangible assets acquired from others for use in research and development
Under Canadian GAAP, finite life intangible assets, such as patents and licenses, acquired from others for use in research and development activities, are deferred and recognized over the period of the related development project for which reasonable certainty exits. Under U.S. GAAP, amounts paid for intangible assets used solely in research and development activities with no alternative future use would be expensed. As a result of this difference in treatment, under U.S. GAAP amortization expense would have decreased for the nine months ending September 30, 2005 by $79 (2004 — nil), intangible assets would have decreased as at September 30, 2005 by $401 (December 31, 2004 — $480) and deficit would have increased as at September 30, 2005 by $401 (December 31, 2004 — $480).
Research and development
Under U.S. GAAP, all development costs are expensed as incurred. Under Canadian GAAP, development costs that meet criteria for deferral are capitalized and amortized. As at September 30, 2005, the Company had not deferred any development costs.

Furthermore, under U.S. GAAP, acquired in-process research and development is written off at the time of acquisition and no future income taxes are recognized on this asset. Under Canadian GAAP, acquired in-process research and development is capitalized and amortized over its estimated useful life. Future income taxes are recognized at the acquisition date on that asset.
Long-term investment
Under U.S. GAAP, SFAS No. 115, the Company has classified it’s long-term investment as available for sale securities to be reported at fair value, with unrealized temporary holding gains and losses excluded from earnings and reported in comprehensive income. Canadian GAAP requires that these investments be carried at the lower of cost and market value with any unrealized losses recorded in the consolidated statements of operations. Once written down, these investments are not adjusted upward for subsequent appreciation in market value. Such gains are recognized only upon final disposition of the investments.
As at September 30, 2005, an unrealized holding gain of $43 (December 31, 2004 — nil; September 30, 2004 — nil) is included in the consolidated balance sheets, and in the consolidated statements of comprehensive loss for U.S. GAAP. These amounts are not recorded under Canadian GAAP.
Warrants
Under U.S. GAAP, Emerging Issues Task Force 00-19 and APB Opinion No. 14, the fair value of warrants issued would be recorded as a reduction to the proceeds from the issuance of common shares and convertible debentures, with the offset to additional paid-in capital. The warrants have been presented as a separate component of shareholders’ equity for Canadian GAAP purposes.
For the nine months ended September 30, 2005, 454,679 warrants were exercised, resulting in a credit to share capital of $1,414, representing $949 in cash proceeds and $465 reclassified from additional paid-in capital. For the twelve months ended December 31, 2004, 722,320 warrants were exercised, resulting in a credit to share capital of $2,176, representing $1,442 in cash proceeds and $734 reclassified from additional paid-in capital.
Stock-based compensation
Effective January 1, 2004, the Company adopted the fair value based method of accounting for employee stock options granted on or after January 1, 2002 retroactively without restatement as allowed under the transitional provisions of CICA Handbook Section 3870. As a result, the opening balances of deficit, contributed surplus, and share capital were increased by $1,573, $1,546, and $27 respectively at January 1, 2004. For the nine months ended September 30, 2005, the Company recorded stock compensation expense of $837 (2004 — $812) in the unaudited consolidated statement of operations, representing the amortization applicable to the current period at the estimated fair value of options granted since January 1, 2002; and a cumulative adjustment to contributed surplus and share capital as at September 30, 2005 of $215 (December 31, 2004 — $184) in the unaudited consolidated balance sheets arising from the exercise of these options during the year.
No similar adjustments are required under U.S. GAAP as the Company has elected to continue measuring compensation expense, as permitted under SFAS No. 123, using the intrinsic value based method of accounting for stock options. Under this method, compensation is the excess, if any, of the quoted market value of the stock at the date of the grant over the amount an optionee must pay to acquire the stock. Election of this method requires pro-forma disclosure of compensation expense as if the fair value method has been applied for awards granted in fiscal periods after December 15, 1994.
The table below presents the pro forma disclosures required under U.S. GAAP:

	Nine months ended
	Sep-30	Sep-30
	2005	2004
Net loss to common shareholders — U.S. GAAP	$13,721	$7,832
Compensation expense under SFAS No. 123	1,263	2,646

Pro forma net loss to common shareholders — U.S. GAAP	$14,984	$10,478

Pro forma basic and diluted loss per share — U.S. GAAP	$0.19	$0.14

Effect of Canadian — U.S. GAAP differences
The effect of all the above differences between Canadian and U.S. GAAP on the Company’s unaudited consolidated financial statements is set out below:

	Sep-30	Dec-31
Consolidated Balance Sheets	2005	2004*

Intangible assets (as reported)	$401	$480
Purchase of intangible assets	(506)	(506)
Amortization of intangible assets	105	26

Intangible assets — U.S. GA A P	$—	$—

Long-term investments (as reported)	$264	$264
Effect of SFA S 115	43	—

Long-term investments — U.S. GA A P	$307	$264

Share capital (as reported)	$375,497	$374,007
Retroactive application of Section 3870	(27)	(27)
Stock options exercised	(215)	(184)
Shares issued for business acquisition	3,142	3,142
Warrants issued in connection with August 31, 1999 CSPA	(315)	(315)

Share capital — U.S. GA A P	$378,082	$376,623

Warrants (as reported)	$2,959	$7,442
Warrants issued in connection with equity placements, net of warrants exercised	(2,959)	(7,442)

Warrants — U.S. GA A P	$—	$—

Contributed surplus (as reported)	$19,485	$14,661
Retroactive application of Section 3870	(1,546)	(1,546)
Stock options exercised	215	184
Stock compensation expense	(1,897)	(1,060)
Warrants issued in connection with convertible debentures accounted for as additional paid-in capital	(3,338)	(3,338)
Warrants issued in connection with equity placements, net of warrants exercised, accounted for as additional paid-in capital	(4,018)	—

Contributed surplus — U.S. GA A P	$8,901	$8,901

Additional paid in capital (as reported)	$—	$—
Warrants issued in connection with August 31, 1999 CSPA	315	315
Warrants issued in connection with convertible debenture	3,338	3,338
Warrants issued in connection with equity placements, net of warrants exercised	6,977	7,442

Additional paid-in capital — U.S. GA A P	$10,630	$11,095

*Figures excerpted from the 2004 audited consolidated financial statements .

	Sep-30	Dec-31
Consolidated Balance Sheets (continued)	2005	2004*

Deficit (as reported)	$(373,784)	$(359,147)
Shares issued for business acquisition	(3,142)	(3,142)
Retroactive application of Section 3870	1,573	1,573
Stock compensation expense	1,897	1,060
Purchase of intangible assets	(506)	(506)
Amortization of intangible assets	105	26

Deficit — U.S. GA A P	$(373,857)	$(360,136)

Accumulated other comprehensive income (as reported)	$—	$—
Effects of SFA S 115	43	—

Accumulated other comprehensive income — US GA A P	$43	$—

Shareholders’ equity (as reported)	$24,157	$36,963
Purchase of intangible assets	(506)	(506)
Amortization of intangible assets	105	26
Effects of SFA S 115	43	—

Shareholders’ equity — U.S. GA A P	$23,799	$36,483

*Figures excerpted from the 2004 audited consolidated financial statements .

	Nine months Ended
	Sep-30	Sep-30
Consolidated Statements of Operations	2005	2004

Net loss (as reported)	$(14,637)	$(8,644)
Stock compensation expense	837	812
Amortization of intangible assets	79	—

Net loss — U.S. GAAP	$(13,721)	$(7,832)

Consolidated Statements of Comprehensive Loss

Net loss — US GAAP	$(13,721)	$(7,832)
Current year effect of SFAS 115	43	—

Comprehensive loss — U.S. GAAP	$(13,678)	$(7,832)

Loss per Common Share

Canadian GAAP — Basic and diluted loss per share	$0.19	$0.12

U.S. GAAP — Basic and diluted loss per share	$0.17	$0.11

	Nine months ended
	Sep-30	Sep-30
Consolidated Statements of Cash Flow — U.S. GAAP	2005	2004

Cash and cash equivalents, beginning of period	$19,887	$24,062
Cash used in operating activities	(13,700)	(14,530)
Cash (used in) provided by investing activities	1,113	(2,974)
Cash (used in) provided by financing activities	890	(48)
Effect of exchange rate fluctuations on cash and cash equivalents	(124)	(33)

Cash and cash equivalents, end of period	$8,066	$6,477

Supplemental US GAAP Disclosures
The following additional disclosures are required under U.S. GAAP:
Employee benefit plan
Under a defined contribution plan available to permanent employees, the Company is committed to matching employee contributions up to limits set by the terms of the plan as well as limits set by Canadian and U.S. tax authorities. For the period ended September 30, 2005 the Company’s matching contributions to the plan totaled $169 (2004 — $159). There were no changes to the plan during the year.
Recent and Pending Accounting Pronouncements
U.S. Accounting Pronouncements
On December 16, 2004, the FASB issued SFAS Statement No. 123(R), ‘‘Share-Based Payment’’. Statement 123(R) requires that compensation expense relating to share-based payments be recognized in the financial statements based on their fair values using either a modified-prospective or modified-retrospective transition method. The standard no long permits pro-forma disclosure. SFAS 123(R) is effective for the first annual reporting period that begins after June 15, 2005.
To assist in the implementation of SFAS 123(R), the U.S. Securities and Exchange Commission (the ‘‘SEC’’) issued SAB No. 107, ‘‘Share Based Payment’’ (‘‘SAB 107’’). While SAB 107 addresses a wide range of issues, the largest area of focus is valuation methodologies and the selection of assumptions. Notably, SAB 107 lays out simplified methods for developing certain assumptions. In addition to providing the SEC staff’s interpretive guidance on SFAS 123(R), SAB 107 addresses the interaction of SFAS 123(R) with existing SEC guidance (e.g., the interaction with the SEC’s guidance dealing with non-GAAP disclosures). Its intent is to clarify, not change, any of SFAS 123(R)’s guidance.
In August 2005, the FASB issued FASB Staff Position (“FSP”) SFAS No. 123(R)-1, ‘‘Classification and Measurement of Freestanding Financial Instruments Originally Issued in Exchange for Employee Services under FASB Statement No. 123(R)’’. Under SFAS No. 123(R) a freestanding instrument (such as a stock option) originally issued as employee compensation becomes subject to the recognition and measurement provisions of other GAAP when the rights conveyed by the instrument to the holder are no longer dependent upon the holder being an employee. Therefore, an issuer may be required to reclassify an equity instrument as a liability (or vice versa) once it is subject to other GAAP. As such, if the post-termination term of an employee stock option exceeds 90 days, the award may be subject to other accounting literature that could require liability classification prior to, or concurrent with, termination. To prevent such reclassification, FSP SFAS No. 123(R)-1 indefinitely defers the requirement in SFAS No. 123(R) for freestanding financial instruments to become subject to other GAAP, and other

GAAP is applied only if the instrument is modified after the time. The guidance in this FSP is to be applied upon initial adoption of SFAS No. 123(R).
In October 2005, the FASB staff issued FSP SFAS No. 123(R)-2, ‘‘Practical Accommodation to the Application of Grant Date as Defined in FASB Statement No. 123(R)’’. The FSP provides that the grant date for purposes of accounting for stock-based compensation awards under SFAS No. 123(R) can be established prior to the communication of the key terms of the award to the recipient if certain conditions are met. The FSP represents a change from the FASB staff’s informal view, expressed in August 2005, that a grant date does not occur until communication to the employee has occurred. The guidance must be applied upon initial adoption of SFAS No. 123(R).
The Company plans to adopt SFAS No. 123(R) in fiscal 2006. Accordingly, commencing January 1, 2006, compensation expense will be recognized for all share-based payments based on grant-date fair value, including those that were previously disclosed on a pro-forma basis. The Company is reviewing this statement to determine the potential impact, if any, on its consolidated financial statements.
In December 2004, the FASB issued SFAS No. 153, ‘‘Exchanges of Non-monetary Assets’’, an amendment of APB No. 29. This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. The Statement specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after the date this statement is issued. Retroactive application is not permitted. The Company does not expect the impact of this statement to be material.
In May 2005, the FASB issued SFAS No. 154, ‘‘Accounting Changes and Error Corrections’’ (‘‘SFAS 154’’), which replaces APB No. 20, ‘‘Accounting Changes’’ and SFAS No. 3, ‘‘Reporting Accounting Changes in Interim Financial Statements—An Amendment of APB Opinion No. 28’’. SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, on the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Management believes that the adoption of this statement will not have a material effect on the Company’s consolidated financial condition or results of operations.
In March 2004, the EITF reached consensus on Issue No. 03-1, ‘‘The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments’’ (‘‘EITF 03-1’’). EITF 03-1 provides guidance on determining when an investment is considered impaired, whether that impairment is other than temporary and the measurement of an impairment loss. EITF 03-1 is applicable to marketable debt and equity securities within the scope of SFAS No. 115, ‘‘Accounting for Certain Investments in Debt and Equity Securities’’ (‘‘SFAS 115’’), and SFAS No. 124, ‘‘Accounting for Certain Investments Held by Not-for-Profit Organizations’’, and equity securities that are not subject to the scope of SFAS 115 and not accounted for under the equity method of accounting. The FASB, at its June 29, 2005 Board meeting, decided not to provide additional guidance on the meaning of other-than-temporary impairment, but instead issued proposed FSP EITF 03-1-a, ‘‘Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1’’, as final, superseding EITF 03-1 and EITF Topic No. D-44, ‘‘Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value’’. The final FSP, retitled FSP FAS 115-1, ‘‘The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments’’ (‘‘FSP FAS 115-1’’), would be applied prospectively and the effective date would be reporting periods beginning after December 15, 2005. The adoption of FSP FAS 115-1 is not expected to have a material impact on the Company’s consolidated results of operations and financial condition.
The EITF issued EITF Abstract 03-13 (‘‘EITF 03-13’’) to provide guidance on applying SFAS No. 144, ‘‘Determining Whether to Report Discontinued Operations’’ (‘‘SFAS 144’’). SFAS 144 discusses when an entity should disclose a ‘‘component’’ as discontinued operations. Under SFAS 144, a component should be disclosed as discontinued operations when continuing cash flows are eliminated and when there is no significant continuing involvement with the component. EITF 03-13 provides additional guidance on factors to consider in evaluating what constitutes continuing cash flows and continuing significant influence. This Statement is effective for fiscal periods beginning after December 15, 2004. The adoption of EITF 03-13 did not have a material impact on the Company’s consolidated financial position or results of operations.
In June 2004, the FASB issued an exposure draft of a proposed Statement, ‘‘Fair Value Measurements’’ to provide guidance on how to measure the fair value of financial and non-financial assets and liabilities when required by other authoritative accounting pronouncements. The proposed statement attempts to address concerns about the ability to develop reliable estimates of fair value and inconsistencies in fair value guidance provided by current GAAP, by creating a framework that clarifies the fair value objective and its application in GAAP. In addition, the proposal expands disclosures required about the use of fair value to re-measure assets and liabilities. The standard would be effective for financial statements issued for fiscal years beginning after June 15, 2005. The Company does not expect the impact of this proposed standard to be material.
In June 2005, the FASB published an exposure draft containing proposals to change the accounting for business combinations. The proposed standards would replace the existing requirements of the FASB’s Statement No. 141, ‘‘Business Combinations’’. The proposals would result in fewer exceptions to the principle of measuring assets acquired and liabilities assumed in a business combination at fair value. Additionally, the proposals would result in payments to third parties for consulting, legal, audit, and similar services associated with an acquisition being recognized generally as expenses when incurred rather than capitalized as part of the business combination. The FASB also published an Exposure Draft that proposes, among other changes, that noncontrolling interests be classified as equity within the consolidated financials statements. The FASB’s proposed standard would replace Accounting Research Bulletin No. 51, ‘‘Consolidated Financial Statements’’. The Company does not expect the impact of this proposed standard to be material.
Canadian Accounting Pronouncements
In January 2005, the Accounting Standards Board (“AcSB”) of the Canadian Institute of Chartered Accountants (“CICA”) issued new Handbook Section 1530, Comprehensive Income, and Section 3251, Equity. Section 1530 establishes standards for reporting and display of comprehensive income. It defines other comprehensive income to include revenues, expenses, gains and losses that, in accordance with primary sources of GAAP, are recognized in comprehensive income, but excluded from net income. The section does not address issues of recognition or measurement for comprehensive income and its components. Section 3251 establishes standards for the presentation of equity and changes in equity during the reporting period. The requirements in this section are in addition to Section 1530 and recommends that an enterprise should present separately the following components of equity: retained earnings, accumulated other comprehensive income, the total for retained earnings and accumulated other comprehensive income, contributed surplus, share capital and reserves.
In January 2005, the AcSB of the CICA issued Handbook Section 3855, Financial Instruments — Recognition and Measurement. The new accounting standard requires that all financial instruments, including derivatives are to be included on a company’s balance sheet and measured, either at their fair value or, in limited circumstances when fair value may not be considered most relevant, at cost or amortized cost. The standards also specify when gains and losses as a result of changes in fair values are to be recognized in the income statement.
In January 2005, the AcSB of the CICA issued Handbook Section 3865, Hedges. The new accounting standard extends existing requirements for hedge accounting and comprehensively specifies how hedge accounting should be performed.
The mandatory effective date for the new Sections 1530, 3251, 3855 and 3865 is for interim and annual financial statements relating to fiscal years beginning on or after October 1, 2006. Earlier adoption is permitted only as of the beginning of a fiscal year ending on or after December 31, 2004. The Company is in the process of evaluating the impact of these recently issued standards, but does not expect that the new standards will have a material impact on its financial position or results of operations.
In June 2005, the AcSB issued Handbook Section 3831, Non-Monetary Transactions, replacing Section 3830 of the same title. The new accounting standard requires all non-monetary transactions be measured at fair value unless certain conditions are satisfied. The new requirements are effective for non-monetary transactions initiated in periods beginning on or after January 1, 2006. The Company is in the process of evaluating the impact of the recently issued standard, but does not expect that the new standard will have a material impact on its financial position or results of operations.

AUDITORS’ CONSENT
We have read the prospectus supplement to the short form base shelf prospectus dated July 13, 2004 of Biomira Inc. (the “Corporation”) dated January 27, 2006, (collectively referred to as the “Prospectus”), relating to the offering for sale of up to 10,572,368 units comprising 10,572,368 shares of common stock and warrants to purchase 2,643,092 shares of common stock of the Corporation. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.
We consent to the incorporation by reference in the above mentioned Prospectus of our report to the shareholders of the Corporation on the consolidated balance sheets of the Corporation as at December 31, 2004 and 2003, and the consolidated statements of operations, deficit, and cash flow for each of the years in the two-year period ended December 31, 2004. Our report is dated February 18, 2005, except for Note 23 which is as of January 6, 2006.
(Signed) Deloitte & Touche LLP
Chartered Accountants
Edmonton, Canada
January 27, 2006

CERTIFICATE OF BIOMIRA INC.
Dated: January 27, 2006
The short form base shelf prospectus dated July 13, 2004, together with the documents incorporated in the prospectus by reference, as supplemented by the foregoing prospectus supplement, constitutes full, true and plain disclosure of all material facts relating to the securities offered by the base shelf prospectus and this prospectus supplement as required by the securities legislation of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Nova Scotia, Newfoundland and Labrador and Prince Edward Island.

(signed) T. ALEXANDER MCPHERSON, M.D., Ph.D.	(signed) EDWARD A. TAYLOR
CHIEF EXECUTIVE OFFICER	CHIEF FINANCIAL OFFICER
On behalf of the Board of Directors

(signed) RICHARD L. JACKSON	(signed) ERIC E. BAKER
DIRECTOR	DIRECTOR